Second Quarter 2021 Financial Results and Dividend Payment

FHLBank Pittsburgh announced today the following second quarter 2021 financial highlights:
▪Net income of $11.7 million
▪Net interest income of $38.9 million
▪Advances at $15.0 billion
▪Mortgage loans held for portfolio, net at $4.8 billion
▪Letters of credit at $18.6 billion
▪Retained earnings at $1.4 billion

These results reflect our membership’s activity and second quarter 2021 performance, which allowed FHLBank to set aside $1.4 million for affordable housing programs.

Additionally, FHLBank’s Board of Directors declared quarterly dividends of:
▪5.25% annualized on activity stock
▪1.25% annualized on membership stock

Dividends will be calculated on your institution’s average capital stock held from April 1 to June 30, 2021, and will be credited to your Demand Deposit Account (DDA) tomorrow, July 30. To estimate the amount of your institution’s dividend payment, please use the Capital Stock Dividend Calculator within online banking.

Despite gradual nationwide economic improvements, the dividend rate was reduced in response to business drivers impacting FHLBank. FHLBank anticipates maintaining similar dividend levels through third quarter 2021; however, the payment and level of any dividends are always subject to changing market and business conditions. We will continue to assess the potential impact of market and business conditions, which can be unpredictable, on FHLBank’s financial performance and future dividends. The impact on FHLBank’s results of operations and financial condition may result in lower dividend levels.

More information is included in the attached release. As a reminder, our quarterly member conference call is scheduled for Tuesday, Aug. 3, at 9 a.m. Click here to register for the call.

July 29, 2021 | 21-110b